EXHIBIT  17.2

July  28,  2005

Jane  Butel
Jane  Butel  Corp.
400  Gold  Ave.,  SW
Suite  750
Albuquerque,  NM  87102

Dear  Board  of  Directors:

I regret to inform you that, effective immediately, I must resign from the Board of Directors of Jane Butel Corp.

I  will  continue  to  monitor  your  progress  and  help  any  way  I  can.

Sincerely,

/s/  Douglas  D'Agata,  Jr.
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Douglas  D'Agata